As filed with the Securities and Exchange Commission on September 28, 2010

Registration No. 333-169231

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
Form F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAZADOR ACQUISITION CORPORATION LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial) Classification Code Number	(I.R.S. Employer Identification Number)

c/o Maples Corporate Services Limited, PO
Box 309, Ugland House, Grand Cayman
KY1-1104, Cayman Islands

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jay Johnston
Francesco Piovanetti
Co-Chief Executive Officers and Directors
Cazador Acquisition Corporation Ltd.
c/o Arco Capital Management LLC
7 Sheinovo Street
1504 Sofia, Bulgaria
Tel: +359 2 895 2000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Yvan-Claude Pierre, Esq. William N. Haddad, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 (212) 335-4500 (212) 335-4501 — Facsimile	Mitchell Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4159 (212) 504-3013 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Ordinary Share, $0.0001 par value, and one Warrant(2)	5,750,000 Units	$10.00	$57,500,000	$4,100
Ordinary Shares included as part of the Units(2)	5,750,000 Shares	—	—	—	(3)
Warrants included as part of the Units(2)	5,750,000 Warrants	—	—	—	(3)
Representative’s Unit Purchase Option	1	$100	$100	—	(3)
Units underlying the Representative’s Unit Purchase Option	250,000 Units	$12.50	$3,125,000	$223
Ordinary Shares included as part of the Representative’s Units	250,000 Shares	—	—	—	(3)
Warrants included as part of the Representative’s Units	250,000 Warrants	—	—	—	(3)
Ordinary Shares underlying the Warrants included in the Representative’s Units(4)	250,000 Shares	$7.50	$1,875,000	$134
Total			$62,500,100	$4,457

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 750,000 Units and 750,000 Ordinary Shares and 750,000 Warrants comprising such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there is also being registered such indeterminable number of additional ordinary shares as may be issued to prevent dilution resulting from share dividends, split-up, reverse split-up or similar event.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 3 to Registration Statement on Form F-1 (No. 333-169231) is to amend and restate Exhibits 5.1 and 5.2. No other changes have been made to the Registration Statement on Form F-1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The Company’s Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we sold the following 1,437,500 ordinary shares to Cazador Sub Holdings Ltd, our sponsor, on June 16, 2010, for an aggregate offering price of $25,000, or $0.017 per share. In addition, immediately prior to the consummation of our initial public offering, we are issuing 4,940,000 warrants to our sponsor, at $0.50 per warrant, to purchase an aggregate of 4,940,000 of our ordinary shares at a per-share exercise price of $7.50. All of these securities are being or were issued pursuant to the terms of a Subscription Agreement and the exemption from registration contained in Section 4(2) of the Securities Act. The proceeds of the sale of the sponsor’s warrants will be deposited in the trust account.

No underwriting discounts or commissions were paid with respect to the foregoing sales.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Memorandum and Articles of Association**
4.1	Specimen Unit Certificate**
4.2	Specimen Ordinary Share Certificate**
4.3	Specimen Warrant Certificate**
4.4	Form of Warrant Agreement between Continental Stock Transfer and Trust Company and the Registrant**
5.1	Opinion of Maples and Calder, Cayman Islands Counsel to the Registrant
5.2	Opinion of DLA Piper LLP (US), Counsel to the Registrant
10.1	Form of Letter Agreement among the Registrant, Cazador Sub Holdings Ltd. and Arco Capital Management LLC.**
10.2	Form of Letter Agreement among the Registrant and each of the Directors and Executive Officers of the Registrant**
10.3	Form of Services Agreement with Arco Capital Management LLC**
10.4	Form of Promissory Note issued to Cazador Sub Holdings Ltd.**

Exhibit No.	Description
10.5	Form of Registration Rights Agreement among the Registrant and the Sponsor**
10.6	Form of Share Subscription Agreement between the Registrant and Cazador Sub Holdings Ltd.**
10.7	Form of Warrant Subscription Agreement between the Registrant and Cazador Sub Holdings Ltd.**
10.8	Form of Investment Management Trust Agreement by and between Registrant and Continental Stock Transfer & Trust Company**
10.9	Form of Indemnification Agreement between Registrant and each of its Directors and Executive Officers**
10.10	Form of Securities Escrow Agreement among Registrant, Cazador Sub Holdings Ltd. and Continental Transfer & Trust Company**
14.1	Code of Business Conduct and Ethics**
23.1	Consent BDO USA, LLP (formerly BDO Seidman, LLP)**
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.2)
99.1	Form of Audit Committee Charter**
99.2	Form of Nominating and Corporate Governance Committee Charter**

**	Previously filed.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C; each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as may be amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in George Town, Grand Cayman, Cayman Islands, British West Indies, on September 28, 2010.

Cazador Acquisition Corporation Ltd.
September 28, 2010	By: /s/ Francesco Piovanetti Francesco Piovanetti, Co-Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Jay Johnston* Jay Johnston	Chairman of the Board and Co-Chief Executive Officer (Co-Principal Executive Officer)	September 28, 2010
/s/ Francesco Piovanetti Francesco Piovanetti	Director and Co-Chief Executive Officer (Co-Principal Executive Officer) (Principal Financial Officer and Principal Accounting Officer)	September 28, 2010
/s/ Facundo Bacardi* Facundo Bacardi	Director	September 28, 2010
/s/ David P. Kelley II* David P. Kelley II	Director	September 28, 2010
/s/ Shai Novik* Shai Novik	Director	September 28, 2010
/s/ Carlos Valle* Carlos Valle	Director	September 28, 2010

Authorized Representative in the U.S.:

DLA Piper LLP (US)

By: /s/ William N. Haddad Name: William N. Haddad Title: Partner Date: September 28, 2010
*By: /s/ Francesco Piovanetti Francesco Piovanetti Attorney-in-Fact